Exhibit 99.1

Concur Technologies, Inc. (CNQR)	Corrected Transcript
Q1 2014 Earnings Call	29-Jan-2014

CORPORATE PARTICIPANTS

Todd Friedman	Rajeev Singh
Vice President, Investor Relations, Concur Technologies, Inc.	President, Chief Operating Officer & Director, Concur Technologies, Inc.

Steve Singh	Francis J. Pelzer
Chairman & Chief Executive Officer, Concur Technologies, Inc.	Chief Financial Officer, Concur Technologies, Inc.

OTHER PARTICIPANTS

Michael Nemeroff	Samad S. Samana
Analyst, Credit Suisse Securities (USA) LLC (Broker)	Analyst, FBR Capital Markets

John S. Byun	Mike S. Huang
Analyst, UBS Securities LLC	Analyst, Needham & Co. LLC

Steven Michael Ashley	Jobin G. Mathew
Analyst, Robert W. Baird & Co. Equity Capital Markets	Analyst, Deutsche Bank Securities, Inc.

John S. DiFucci	Ross MacMillan
Analyst, JPMorgan Securities LLC	Analyst, Jefferies LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the Concur Technologies First Quarter Fiscal 2014 Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and- answer session and instructions will follow at that time. I would like to turn the call over to your host, Todd Friedman. Please go ahead.

Todd Friedman

Vice President, Investor Relations, Concur Technologies, Inc.

Thank you, operator. Good afternoon, everyone, and welcome to the call. Today we’re discussing Concur’s results for the first quarter of fiscal 2014. This call includes presentation slides that will accompany our prepared remarks. To access these slides as well as the press release and 8-K from today’s earnings, please visit our Investors section of our website at concur.com. We’re now on slide one.

Our speakers for the call today are Steve Singh, our Chairman and Chief Executive Officer; Rajeev Singh, our President and Chief Operating Officer; and Frank Pelzer, our Chief Financial Officer. After their prepared statements today, we’ll host a brief question-and-answer session. Please now advance to slide two.

Before we get started, we want to remind you that during the course of this conference call we will discuss our business outlook and make other forward-looking statements regarding our current expectations and future events and the future financial performance of the company. These forward-looking statements are based on information available to us as of today’s date and they are subject to risk and uncertainty.

Concur Technologies, Inc. (CNQR)	Corrected Transcript
Q1 2014 Earnings Call	29-Jan-2014

We encourage you to review the details on the slide two and our filings with the SEC which are available at sec.gov for additional information on the risk factors that could cause actual results to differ materially from our current expectations and the forward-looking statements expressed or implied during this conference call. We assume no duty or obligation to update these forward-looking statements even though our situation may change in the future.

On the call today we’ll also be discussing certain non-GAAP financial measures. Reconciliations of those measures to their comparable GAAP measures can be found in the table within our press release.

With that, I’ll now turn the call over to Steve.

Steve Singh

Chairman & Chief Executive Officer, Concur Technologies, Inc.

Thank you, Todd. Good afternoon, everyone, and thank you for joining us. Raj, Frank and I are excited to update you on the business and highlight our progress on key element of Concur’s long-term business strategies. As such, during the course of the earnings call, we’re going to focus our remarks on three topics.

First, we just delivered an exceptional Q1, beating our estimates for revenue, earnings, cash flow from operations, free cash flow, and new customer growth. Fiscal 2014 is lining up to be the best top-line growth rate we will have delivered in the past half decade. And, as you well understand from our bookings model, we are already starting to sign business that will drive revenue growth in fiscal 2015.

Second, fiscal 2014 will mark our transition from a company that sells market-defining products and services to one that not only delivers market-defining products and services, but does so on an open platform that can be leveraged by our community of partners, all for the purpose of improving the value that we can collectively deliver to our mutual customers. Driven by the continued success of our core services and the adoption of the Concur T&E Cloud platform, over the next five to 10 years, we have an opportunity to completely reinvent an entire industry, the corporate travel and expense management market, one of the biggest market opportunities in the world.

And third, we want to give you an update on our financial and business objectives for the remainder of fiscal 2014. Please turn to the next slide. So let’s start with the quarter. Compelling long-term opportunities such as the one we are pursuing are enabled and realized by consistent and great execution, day-by-day, week-by-week, and quarter- by-quarter.

In fiscal Q1, we saw our business momentum and track record of great execution continue. Revenue grew 31% year-over-year to over $160 million, well ahead of our expectations. As usual, our revenue growth was driven by deployment coming in ahead of our expectations. We also saw a solid travel environment in what’s a generally improving economic environment.

Non-GAAP EPS was $0.21, ahead of our expectations. Even as we continue to invest aggressively in future growth opportunities such as the Concur T&E Cloud platform, our Open Booking initiatives, and our Big Data initiatives, we simply couldn’t spend all the revenue upside within the quarter. Cash flow from operations and free cash flow were both ahead of our expectations.

Concur Technologies, Inc. (CNQR)	Corrected Transcript
Q1 2014 Earnings Call	29-Jan-2014

Please turn to the next slide. While our quarterly financials are driven primarily by deployment and underlying transactional trends, both of which were ahead of our expectation, the health of our business for the full year is driven by new customer demand. We were very pleased with the demand environment we saw in Q1.

In fact, driven by the strength of Q1 bookings and the current demand environment, we’re on track to have bookings growth in fiscal 2014 be comparable to what we saw in fiscal 2013. In Q1, we saw very strong bookings in both the enterprise and SMB customer segments. And while we saw strength in all geographies, we saw stronger- than-expected growth in the U.S. and EMEA.

Enterprise customer additions included Deloitte Management Services, PACCAR and Rice University. And while the number of SMB accounts we signed are too numerous to list, they did include notable names such as the New York Mets and Pittsburgh Pirates, for those of you that are sports fans. For you Chicago sports fans that might be more focused on fashion these days, you might like to know we welcomed Alexander Wang to our family of customers.

And for those like me that are a little more technology-oriented, we welcomed GoPro and MakerBot to the Concur family. Our expanding distribution footprint and growing market presence is helping drive the pipeline growth that’s sustaining sales productivity and fueling our hiring plans. These data points affirm our bullish view for the demand environment for our products and services.

Please turn to the next slide. Let me spend a moment to give you an update on how we’re doing against the ETS2 award. At this point, we are well into the implementation process with most of the agencies we signed in fiscal

2013. As of today, we have 10 agencies already live, some in production and others in pilot. And we expect that number to grow materially during the course of the fiscal year.

Now, we’ve tried to set the appropriate expectation around how ETS2 will impact our P&L in fiscal 2014. I realize that it’s tempting to assume a significant impact to our fiscal 2014 revenue coming from ETS2. That’s simply not the case. These deployments are similar to the largest commercial deployments that we deliver on. But it’s important to note that unlike our commercial deployments, our ETS2 customers tend to have pilots. And those pilots tend to take a fair bit of time.

In fact, our government agency customers are accountable to Congress. So you could expect a different level of rigor around the testing and reporting phase of their implementations. This is entirely consistent with our expectations and past comments. It should help you to understand why we expect a rather modest contribution from ETS2 in this fiscal year.

However, being ahead of our expectations for pilot and live customers as well as total implementations underway, gives us even greater visibility into fiscal 2015. We could not be more pleased with the dozen TMC partners who are working with us and our civilian agency customers under our embedded TMC program to deliver an incredible traveler experience while driving compelling savings for taxpayers.

As expected, we’re executing very well across every element of our core business. That’s what we expect of ourselves. And, frankly, what you’ve come to expect from us. I’m pleased to report that we’re also executing very well against our long-term growth initiatives. We saw continued momentum around TripLink, our Open Booking initiative, and the Concur T&E Cloud, our open platform initiative.

Let me turn the call over to Concur’s President and Chief Operating Officer, Rajeev Singh, to provide more color on these initiatives. Raj?

.

Concur Technologies, Inc. (CNQR)	Corrected Transcript
Q1 2014 Earnings Call	29-Jan-2014

Rajeev Singh

President, Chief Operating Officer & Director, Concur Technologies, Inc.

Thank you, Steve. As Steve shared with you in the past, our long-term corporate objectives are straightforward and they are fundamentally based on a commitment to delivering cloud services to businesses that help them focus on what really matters. To do this, we have a couple of very straightforward goals.

First, there are hundreds of thousands of companies around the world who can benefit from Concu r solutions in terms of time and cost savings and real-time insights. So our primary goal is to have every company in the world processing their expense reporting and invoice transactions via Concur solutions.

Second, we see a tremendous opportunity to drive efficiency and transparency in the corporate supply chain for the benefit of these corporations, and importantly for their employees. Today, our core focus is on [audio gap] (09:56 – 10:00) every day and represents more than $1 trillion in corporate spending.

Each of these objectives represent a multi-billion dollar revenue opportunity on a standalone basis. Of course, they are deeply intertwined. Progress against one objective provides immediate synergy to the other.

Please turn to the next slide. On the first objective, even with a commanding market share lead in most major market segments that we operate in, we believe we are less than 10% penetrated globally. As a standalone business, this business will be the driver propelling Concur well past the $1 billion in revenue mark over the next several years. And we continue to pursue these growth objectives with vigor.

Over the next 10 years, we expect to see compelling growth in new global markets, the small and mid-size business segment around the world, and in the very small business segment and even the individual employee and traveler segment all around the world. Today, Concur has organized its product and leadership to execute against each of these objectives.

Even as we enjoy an enviable market leadership position, we are never satisfied. Through our innovation engine, market-leading distribution and service capacity, and an open platform that embraces the innovation of others, we intend to extend our leadership position.

The second objective with our core focus on the corporate travel supply chain is made possible by our success with our first objective. It is because of our success pioneering the travel and expense automation market that we have deeply embedded institutional knowledge of corporate travel, combined with enormous volumes of real-world data to help understand how real people travel, how corporations manage their spend and use data to understand it. The scale of our customer base is unique in the market, and it enables us to offer the most comprehensive and desirable platform through which to serve that $1 trillion corporate travel market.

Please turn to the next slide. Our experience across all elements of this supply chain have given us incredible insight into the inefficiencies of the market and the technology infrastructure required to address these challenges. Let me highlight just a few of the areas where we’re focused.

First, today, no common data model exists to link travelers, their itineraries, suppliers, payment instrum ents, and corporations together. Second, efforts to drive efficiency and transparency have been stymied by the inability to create consensus across the industry. Third, no open industry web services platform exists to facilitate collaboration between innovation drivers and the corporate travel supply chain. And most importantly, the consumer of corporate travel, the employee, is an unspoken-for constituency, yet an increasingly powerful one. Their travel experience has often been anonymous, impersonal and unsatisfying. At the end of the day, these gaps, disconnections and complexities fall to the companies and the travelers. And as has always been the case, we’re steadfast in pursuing the right experience for our customers, connected and effortless.

Concur Technologies, Inc. (CNQR)	Corrected Transcript
Q1 2014 Earnings Call	29-Jan-2014

Please turn to the next slide. The Concur Technologies stack today is the single most comprehensive set of technology and services in the corporate travel supply chain. Today, we have global market-leading services that enable travelers to easily book and manage itineraries from the web and from their mobile device; allow employees to submit expense reports from the web and their mobile device along the way, so that expense reports practically write themselves; provide the tools for corporations to reconcile and analyze not only the data Concur has collected about their business expenses, but also data from any third-party source; give travel management companies the ability to better serve travelers by processing corporate and traveler transactions across nearly a ny global distribution system; enable companies to fulfill their need to provide safety and security for employees by providing visibility for corporate travel and security departments and TMCs to the whereabouts of their travelers anywhere in the world and tools to communicate with them on the fly via multiple communication channels including text, e-mail, social networking and voice; and finally, give suppliers the ability to link employee accounts to their loyalty programs, enabling corporate program benefits from their own websites and mobile apps and helping travelers fill out their expense reports by sending that data right to the expense voucher.

And we’ve taken a platform approach to each of these capabilities, delivering the first fully integrated, open corporate travel technology stack. That stack is the enabler for incredible customer value and the basis of the Concur T&E Cloud.

Please turn to the next slide. Of course, all of our technology investments are symbiotic, delivering significant value for customers who take advantage of all of our capabilities by using Concur offerings internally and choosing TMCs and suppliers that have embraced our technology as well. To inspire them to do so, we are creating deep integration in this technology stack.

Companies utilizing the entire stack top to bottom will have a seamlessly integrated data set right out -of-the-box with incredible insight into their entire travel spend and a business travel experience that is optimized from the booking experience through to the TMC service experience. We are currently working closely with some of our strategic partners and customers to refine this highly differentiated, integrated experience in more depth. Over the next several quarters, we’ll be announcing and delivering these integrated capabilities for our clients.

With each new capability unveiled, we believe we will begin leading the entire industry towards The Perfect Trip. Our pursuit of the vision of The Perfect Trip is among the core drivers of our product engine. And in the months ahead, Concur will be announcing new solutions that clearly address the new paradigm that is taking hold in corporate travel, including the ability to capture itineraries from virtually any source either be it a direct supplier linkage to the traveler profiles or via itinerary parsing, so that travelers and businesses will have a complete view of all of their travel spend ; a travel spending game-ification offering, which will inspire travelers to focus on saving their company money by rewarding them for booking at rates lower than industry averages and within corporate policy; and finally, an incredible set of mobile tools, including TripIt Pro, for simplifying and facilitating the in-travel experience. These capabilities represent the complete solutions that can be delivered when leveraging the power of the entire technology stack of Concur and by building on top of the Concur T&E Cloud.

Please turn to the next slide. We also understand that the creation of The Perfect Trip creates o pportunities for the entire industry to benefit from cooperation and that a truly transparent and efficient market requires an open system to enable broad-based innovation and greater customer value. Thus, we’ve introduced the Concur T&E Cloud, the industry’s first open, accessible, affordable platform for innovators from all facets of the supply chain, developers, TMCs, suppliers, corporations, and travelers, to interact, collaborate, and deliver on the promise of The Perfect Trip. To further move the industry forward, we have allocated $150 million to The Perfect Trip Fund to collaborate with early stage companies that wish to pursue the same objective, often serving markets that are multi-billion dollar market opportunities in their own right.

Concur Technologies, Inc. (CNQR)	Corrected Transcript
Q1 2014 Earnings Call	29-Jan-2014

Already our T&E Cloud has hundreds of companies, ISPs and developers delivering solutions to our customers. This ecosystem approach results in real and immediate value for customers. For example, in the past quarter, one of our customers leveraged the Concur platform to connect with Universal VAT, one of our partners. Through this connection, they discovered more than $0.5 million of VAT savings that would have otherwise gone unclaimed.

Gogo wireless leverages our platform to connect to the Concur booking system, so that when a traveler books a flight on a Gogo-enabled aircraft, they can prepay for a Gogo pass at a discounted rate, providing clear savings to the enterprise and great customer access for Gogo. In addition, by facilitating the service upfront, the trave ler has an easier connection experience on the plane and can focus on what’s important to them.

Visage Mobile connects to our customers to help them leverage more data sources, in this case very complex mobile phone plan data to better understand total employee spend. Sometimes the best expense is one you’ve avoided. With Visage Mobile, you have an ability to stop expenses before they happen. For example, if you’re traveling to Europe, it’s not about making it easy to expense a high long-distance connection. It’s about informing you to change your data plan before you leave and reminding you about it when you return.

It’s about money you save, not just the money you spend. And that’s what the platform approach enables and why our customers and partners are excited about it. Not surprisingly, Concur is driving the innovation curve in the corporate travel market. And our customers are partnering with us to drive greater efficiency into our industry. We could not be more excited about the opportunity that is in front of us.

With that, let me turn the call over to our CFO, Frank Pelzer, to walk you through Q1 details and our business outlook. Frank?

Francis J. Pelzer

Chief Financial Officer, Concur Technologies, Inc.

Thank you, Raj, and good afternoon, everyone. Today, I would like to review our results for fiscal Q1 2014 as well as discuss our outlook for the remainder of the year.

Our core business drove strong financial and operational results in Q1. In the quarter, our non -GAAP revenue grew approximately 31% year-over-year, nicely ahead of our expectations. Non-GAAP operating margin was approximately 10% and non-GAAP pre-tax income per share was $0.21. Cash flow from operations, excluding cash paid for acquisition-related expenses and excess tax benefits, as well as noncontrolling interest, was approximately $16 million.

We continue to execute against our investment objectives designed to further drive top-line growth and expand our role in the $1 trillion travel market. Our focus on investing in growth continues to be validated by the global demand we are experiencing for our services and the ecosystem coming together around Concur T&E Cloud. Finally, our successful execution of our strategy is creating a foundation for sustainable growth at best -in-class levels.

If you would, please advance to the slide titled Revenue Summary and let’s look at Q1 results. Unless otherwise stated, please note that all of my comments reference non-GAAP operating metrics. Q1 revenue was ahead of our expectation at $160.3 million, growing approximately 31% year-over-year and 4% quarter-over-quarter. Please note that this excludes $2.8 million of revenue from operations acquired from TRX that we intend to divest. For GAAP purposes, we were not able to classify these operations as discontinued at quarter-end, though we may be able to achieve discontinued operations presentation at a future point in time.

Concur Technologies, Inc. (CNQR)	Corrected Transcript
Q1 2014 Earnings Call	29-Jan-2014

Recognized revenues in the quarter benefited from excellent traction and new customer deployments, existing customers adding new services, and strong transactional volume. Customer retention rates were again strong for the quarter, consistent with our historical averages in the high 90s.

Following comments refer to the next two slides. Gross margin was consistent with our expectation at approximately 69% for the quarter, down year-over-year as a result of the margin mix of acquired business for which the cost structure of the service delivery was significant against the revenue base added. Gross margin is a reflection of the economies of scale inherent in our business model with high-margin products, offset by our investments made to support our growth initiatives.

As we have stated repeatedly, our goal is to invest across the business to expand our distribution and product capabilities. For Q1, sales and marketing expense increased 30% year-over-year, reflecting our ongoing and sizable investment to expand our capacity to reach prospects and customers.

Research and development expense increased 45% year-over-year, driven by growth in head count to accelerate the innovation curve in our industry. G&A expense increased 28% year-to-year, reflecting investments in corporate infrastructures for our global growth.

Operating margin in Q1 was approximately 10%, in line with our expectation. The higher-than-expected revenue combined with the planned reinvestment of the upside resulted in Q1 pre-tax earnings per share of $0.21, ahead of our $0.19 per share guidance.

Please advance to the slide titled Cash Flow Summary. Cash flow from operations and free cash flow were ahead of our expectation for the quarter, primarily driven by continued strong performance for the business. Cash flow from operations for the quarter, excluding cash paid for acquisition and other related activities, excess tax benefits and noncontrolling interests, was approximately $16 million, ahead of our expectation.

Capital expenditures were approximately $12 million or approximately 8% of quarterly revenue. Free cash flow was approximately $4 million for the quarter, ahead of our expectation. Our cash position is very strong and provides us tremendous leverage to continue to expand our market and our leadership position. Cash and short—term investments, net of customer funding liabilities, ended the quarter at $794 million, largely flat to our balance last quarter as cash generated from operations was offset primarily by capital and strategic investments.

Days sales outstanding ended at 63 at the low end of our 60 to 70 day expected range, primarily due to stron g cash collections. Deferred revenue grew to approximately 107 million by quarter end, reflecting approximately 21% growth over the same period of the prior year. As we have mentioned in the past, please note that the change in deferred revenue is not an accurate measure of our bookings growth since we build the vast majority of our customers monthly.

Please advance to the next slide. Let’s turn the discussion to expectations for Q2 and the remainder of the year. As Steve mentioned, demand for our services has remained strong. On the strength of Q1 results, we are comfortable with our expectation that FY 2014 revenue will grow approximately 26% year-over-year.

For the second quarter, we expect total revenue to grow approximately 30% year -over-year. We believe we have a large and strategic window of opportunity to further strengthen our leadership position, especially in new markets around the globe, our government business, and new service offerings associated with the Concur T&E Cloud platform.

Concur Technologies, Inc. (CNQR)	Corrected Transcript
Q1 2014 Earnings Call	29-Jan-2014

As demonstrated by the strong Q1 results, we’re finding good people to hire and good areas in which to invest capital. As a result, we are maintaining our guidance for operating margin for FY 2014 in the range of 10% to 14%. Given the strong demand environment we are experiencing, we will continue to invest at a healthy rate and encourage you to model operating margin towards the bottom of that range.

I stated last quarter, we expect Q2 to be below this range, Q3 to be in the range, and Q4 to be at the high end of t he range. We intend to invest every dollar above our revenue guidance back into the business with a floor of 10% operating margin for the year as a whole.

Our revenue and operating margin expectations results in non-GAAP pre-tax earnings per share of at least $0.93 in FY 2014. We expect Q2 to contribute $0.14 out of the total for the year. I’ll remind everyone that as a business, we target annual non-GAAP operating margin and EPS goals and are less focused on variations that happen quarter-to-quarter.

Let me now turn to cash flows. The cash generation dynamics of our business continued to be strong and cash flow from operations should continue to be largely linked to non-GAAP earnings. With strong revenue growth offset by a higher rate of investment, we now expect cash flow from operations, excluding acquisition of the related costs, the excess tax benefits from share-based compensation and noncontrolling interest for FY 2014, to be at least $72 million, an increase from our previous expectation of $70 million.

Regarding our tax rate, we’re still utilizing the large NOL balance. For First Call consensus purposes, we encourage you to use the 35% federal statutory rate, but recognize this does not reflective the taxes we pay. For FY 2014, we expect cash income tax payments to be a single-digit percentage of pro forma pre-tax income.

For FY 2014, we expect to spend 8% to 9% of revenue on capital expenditures due to additional infrastructure investments including global facilities, data centers, and information system enhancements. Driven by our exceptional Q1 results and our proven ability to execute well, we are excited about the year ahead and our capacity to drive meaningful innovation and value for our customers and our shareholders.

Now, I’d like to turn the call back over to Steve for closing comments. Steve?

Steve Singh

Chairman & Chief Executive Officer, Concur Technologies, Inc.

Thanks, Frank. There are a few messages that I’d like you to take away from our comments. Clearly, we had an exceptional Q1 and we expect that momentum to continue into Q2. We’re comfortable with our full year revenue and earnings outlook. And we have an opportunity to deliver another year of compelling bookings growth that will drive visibility and compelling growth into fiscal 2015.

But the most important thing to take away from today’s call and to understand about Concur is that we are reinventing one of the largest industry verticals in the world, corporate travel. We are, always have been, and always will be a product company.

Across the technology landscape, history shows that the greatest product companies often get the chance to become platform companies, simply by virtue of the pervasive user experience that they enable. Open platforms enable ecosystems that are healthy, vibrant, large, and that help drive customer demand, but they also ensure new value for every participant.

Concur Technologies, Inc. (CNQR)	Corrected Transcript
Q1 2014 Earnings Call	29-Jan-2014

The Concur T&E Cloud, our open platform, is creating that ecosystem for corporate travel. Hundreds of developers are innovating on our platform. Millions of individual travelers and thousands of customers have access to new, wildly compelling services via our platform. And the largest industry participants from the last generation of corporate travel have an opportunity to add value in the next generation of corporate travel by leveraging the Concur T&E Cloud.

We are investing aggressively to deliver this platform and to help transform our industry into what it should be quarter-after-quarter and year-after-year, all while delivering incredible best-in-class results, fueled by the discipline and focus of my 4,000 colleagues at Concur, by our ecosystem partners and by our shareholders. Thank you for your continued support.

With that, operator, let’s open the call to questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question comes from Michael Nemeroff with Credit Suisse. Your line is open.

Michael Nemeroff	Q

Analyst, Credit Suisse Securities (USA) LLC (Broker)

Thanks for taking my questions and congratulations on a nice start to the fiscal year, guys.

Steve Singh	A

Chairman & Chief Executive Officer, Concur Technologies, Inc.

Hey, Mike. How are you?

Michael Nemeroff	Q

Analyst, Credit Suisse Securities (USA) LLC (Broker)

Good. How are you?

Steve Singh	A

Chairman & Chief Executive Officer, Concur Technologies, Inc.

Great.

Michael Nemeroff	Q

Analyst, Credit Suisse Securities (USA) LLC (Broker)

Steve, I just want to ask about one of the pieces of the new platform, the TripLink product itself. Can you compare maybe the attach rates of the TripLink product to, let’s say, travel booking at the same stage of its release? And then also I think I saw in the slides that there were 100 customers or 500 customers on the TripLink platform and that’s a little bit of a deceleration in the growth from last quarter which I think you added 300. How should we look at that number?

Concur Technologies, Inc. (CNQR)	Corrected Transcript
Q1 2014 Earnings Call	29-Jan-2014

Steve Singh Chairman & Chief Executive Officer, Concur Technologies, Inc.	A

Yes. That’s a great question, Mike. And let us try to give you a little bit of color commentary around that. If you go back to when we delivered our travel product integrated expense and started selling that to the marketplace, roughly about four to six quarters after we delivered it, we got to roughly about a 30% attach rate. Obviously they are started closer to 5%, 10% attach rates in the early quarters. And then I’d say about six quarters after that – and these are ballpark numbers. About six quarters after that, we got to about a 70% attach rate. And that’s r oughly where we operate today. In fact, actually it’s gone up a bit since then.

If you look at where we are today with TripLink, we’re certainly in the earlier stages of that attach rate. I will tell you, however, that there’s a couple things to note around that. The 500 number we use is a rounded number. It’s actually well above 500. But we’re trying to just use round numbers in reporting this information. I do think that we’re very comfortable that we’ll clear over 1,000 customers over the course of the fiscal year. So we don’t see any deceleration here. We think, in fact, that you’ll see a very comparable attach rate on TripLink with time to what we saw with our travel product.

The one big difference that’s important to note is while our travel product was certainly complex – not complex but it was sophisticated, the complexity around TripLink is much greater. It’s not just a fantastic application and service that we deliver to our customers, it requires deep integration across our supplier partners, and that just takes a bit more time to build out.

So we’re not at all discouraged by anything around TripLink. In fact, quite the opposite. We see a fantastic adoption around it. And then the last point I just ask you to think about is that that same set of functionality that we’re delivering here at TripLink is also available via TripIt enterprise where today we stand well above 1,500 customers.

Michael Nemeroff Analyst, Credit Suisse Securities (USA) LLC (Broker)	Q

That’s very helpful, Steve. One follow-up, if I may. On the other side of the Open Booking platform, you’ve got the suppliers. Could you just give us an update on the number of suppliers or how we should think about? Should we think about the suppliers that are on Open Booking as a percentage of those that supply inventory into your travel booking tool? How should we think about that under the progress there?

Steve Singh Chairman & Chief Executive Officer, Concur Technologies, Inc.	A

Yes. I think today, the way you think about it is you’re going to get the leading suppliers in each of the major content categories, air, hotel, and car. As is typical, they would take the lead and be first movers in most things that end up becoming market standards. And I think that where you’re going to see that go with time though is that any major supplier in air, hotel, car and, frankly, well outside those content types is also going to become open or a TripLink partner.

And so we look at it and say look, this is just – it’s just a question of time to get those supplier relationships done. But I would just remind you that it’s not just putting that business relationship together. It’s also the technology work that has to be done around the integration. So it may take a little bit longer than a standard kind of expense receipt integration, but we’re seeing, certainly, very encouraging trends in that direction.

Concur Technologies, Inc. (CNQR)	Corrected Transcript
Q1 2014 Earnings Call	29-Jan-2014

Michael Nemeroff Analyst, Credit Suisse Securities (USA) LLC (Broker)	Q

Thanks very much, Steve. Congratulations.

Operator: Our next question comes from Brent Thill from UBS. Your line is open.

John S. Byun Analyst, UBS Securities LLC	Q

Hello. This is John Byun for Brent Thill. I had a question on the government contract. For those customers that are live, could you talk about the pace of usage ramp versus the expectations?

Steve Singh Chairman & Chief Executive Officer, Concur Technologies, Inc.	A

Yes. I would say that a couple things here that are important. First of all, we have about 10 agencies that are either in pilot or live today. Those pilot programs tend to be very long programs where you have very modest usage. And that’s within the expectation set that we had talked about in the past.

And look, this all was in the context, of course. In fiscal 2013, we signed about 70% of the t ransactional volumes that were available on to the Concur services stack. And that’s somewhere near 65 or a little bit more than that – 65 plus agencies. Most of those agencies are actually in various phases of deployment. 10, of course, are in pilot or live but in very early stages of usage.

Our view is that there will be very, very modest contribution in terms of revenue to fiscal 2014. However, these will certainly help get us more comfortable with our expectations around fiscal 2015 and beyond. And then the last thing I remember is that go back to ETS1. It was multiple years, right, for any of these agencies to get live on services. And what I love about what Concur has added value is that in six to nine months we’ve gotten the first 10 in pilot or live mode.

John S. Byun Analyst, UBS Securities LLC	Q

Yes. Thank you.

Operator: Our next question comes from Steve Ashley with Robert W. Baird. Your line is open.

Steve Singh Chairman & Chief Executive Officer, Concur Technologies, Inc.	A

Steve, I’m just going to start by apologizing for that joke.

Steven Michael Ashley Analyst, Robert W. Baird & Co. Equity Capital Markets	Q

No, no, it was quite all right with that. I’m actually more of a Packer fan. But I did get it. I will tell you – my question is about the guidance going forward. And you guys, obviously, are coming out of the gates here a little faster than expected but keeping the full year where you had originally expected, which means that for us we have to model it, have to take the second half of the year down. And specifically, we would look at growth rates decelerating something less than 25% year-over-year in the second half of the year. I’m just wondering if you could walk us through either the math or some of the expectations or color around why the second half of the year would see that kind of slowing.

Concur Technologies, Inc. (CNQR)	Corrected Transcript
Q1 2014 Earnings Call	29-Jan-2014

Steve Singh Chairman & Chief Executive Officer, Concur Technologies, Inc.	A

Sure. So, let me give you a little bit of perspective on it and then I would just ask you to kind of take it from there. I think, look, we couldn’t be happier with Q1. It was a great quarter for us. We’re, obviously, going into Q2 expecting very strong growth into Q2. We’re seeing a great demand environment for our services. We’re very comfortable with where the business is at and how it’s executing.

I think a little bit of perspective, just to kind of ask you and everyone else to kind of think about around this is that, if you look at the first six – the implication of the guidance we’re providing with the Q2 guidance and, frankly, the full year guidance, is that the first half of the year roughly grows at about 11% sequentially versus th e prior six months. The second half of the year grows roughly about 10% sequentially versus the first six months. So, generally balanced growth. But I also think it’s important, look, we just finished Q1. Let’s get another quarter under our belt.

Steven Michael Ashley Analyst, Robert W. Baird & Co. Equity Capital Markets	Q

Yes. Okay. No, that’s great. And then my next question just is what I’m trying to just better understand the business traveler constituency within the supply chain. And part of it is asking them to opt-in into – to provide their consent to share their unmanaged travel data. How is that process done? I mean, just very generally, how do you get those business travelers to opt-in and agree to share that? And is TripIt and TripIt Pro part of that process? And if you could just help us understand that that would be great.

Steve Singh Chairman & Chief Executive Officer, Concur Technologies, Inc.	A

Sure, Steve. And so look, it’s really specific by market segment. And so I’ll try to give the highlights around this. But understand that it’s a market segment by market segment strategy. So the strategy we take in the SMB segment is very different from the strategy we take in the enterprise segment and even, frankly, in geographies there are different elements to the strategy.

By and large, there’s either a corporate decision to move to an Open Booking or obviously, what we call TripLink—oriented model, which effectively allows the corporation to fully capture all their corporate travel spend. An d we have yet to find companies that don’t want to fully capture all of their corporate travel spend where they don’t want to get their corporate rates, where they don’t want to ensure that their business travelers also pick up their loyalty. I mean there’s a broad, broad adoption and acceptance around these principles.

And so TripLink is a corporate service that allows that to happen. It typically is more consumed by enterprise customers. TripIt enterprise – and, again, these are very broad, broad statements. There are no for specific lines here that one set of services does in one market and another sets does in another market.

The TripIt enterprise delivers much of that functionality into typically SMB customers. And so while, certainly, an individual can make a decision that says, you know what, I want to make sure that all this information is being captured and delivered into my expense reporting service, by and large, we think that with time this will end up being enterprise-oriented decision.

Concur Technologies, Inc. (CNQR)	Corrected Transcript
Q1 2014 Earnings Call	29-Jan-2014

Steven Michael Ashley	Q

Analyst, Robert W. Baird & Co. Equity Capital Markets

Thank you very much.

Steve Singh	A

Chairman & Chief Executive Officer, Concur Technologies, Inc.

Does that help address it?

Steven Michael Ashley	Q

Analyst, Robert W. Baird & Co. Equity Capital Markets

Yes. Thank you.

Operator: Our next question comes from John DiFucci with JPMorgan. Your line is open.

John S. DiFucci	Q

Analyst, JPMorgan Securities LLC

Thank you. Hi, Steve. I just want to make sure -

Steve Singh	A

Chairman & Chief Executive Officer, Concur Technologies, Inc.

Hi, John.

John S. DiFucci	Q

Analyst, JPMorgan Securities LLC

I understand – hi. I just want to make sure I understand the upside in Q1. Last quarter, you set out to invest for growth in fiscal 2014. But this quarter actually looks really good, as you point out and others have on the call. Has that investment already started to affect growth or are these just from some of your other things that you’re doing? And I guess you did mention. Maybe you can talk a little about the environment. If you think there is any improvement in the buying environment or is it more your execution?

Steve Singh	A

Chairman & Chief Executive Officer, Concur Technologies, Inc.

Yes. John, very good question and thanks for asking that. I think that as — I want to make sure people get some clarity around that. The incremental investments when we started ramping in the beginning of this fiscal year or even late in last fiscal year had virtually zero impact into the quarter we just reported. The quarter we reported, the revenue upside was driven by deployment of customers we’ve already launched and signed, right, or very, very modest transactional kind of upside. And that’s within our normal historical patterns of very, ver y single-digit, 1% or less kind of variances. So it’s really fundamentally driven by accelerated implementations. So the investments we made in the back half of fiscal 2013 and that we’re starting to make in the front half of fiscal 2014 really start to deliver real value in fiscal 2015.

John S. DiFucci	Q

Analyst, JPMorgan Securities LLC

Okay. Okay, great. Steve, thank you. Nice job.

Concur Technologies, Inc. (CNQR)	Corrected Transcript
Q1 2014 Earnings Call	29-Jan-2014

Steve Singh Chairman & Chief Executive Officer, Concur Technologies, Inc.	A

Thanks.

Operator: Our next question comes from Samad Samana with FBR Capital Markets. Your line is open.

Samad S. Samana Analyst, FBR Capital Markets	Q

Could you give us an idea, of the 1,000 customers, can you give us an idea where you’re seeing the greatest contribution in terms of customer size and geography and vertical, just where the strength is concentrated?

Steve Singh Chairman & Chief Executive Officer, Concur Technologies, Inc.	A

We made a little bit of color commentary around this. By definition, when you’re adding that many customers a quarter, there has to be obviously a representation of kind of the bell curve distribution of where companies exist in any marketplace, meaning the size of companies. Having said that, well I think it’s very important that people take away from it that we’re seeing great demand in enterprise. We’re seeing great demand in the SMB. Where we saw better than anticipated demand as far as new customer growth was in the U.S. and EMEA across both the enterprise and the SMB segment.

Samad S. Samana Analyst, FBR Capital Markets	Q

And then could you give us an update on how close the company is to integrating TRX and GDSX, and then getting those products out to customers in the market again?

Steve Singh Chairman & Chief Executive Officer, Concur Technologies, Inc.	A

Yes. So one last thing on the last question you asked. It’s kind of just an important kind of perspective. We added more than 1,000 customers this quarter. Just for kind of some comparison, you might think about that as 4,000 customers that we added in 2013. So we’re off to obviously a very, very good start.

On the integration of TRX and GDSX, this is a multi-quarter initiative. I think that what’s really important here to keep in mind is that what we’re trying to drive with those services is not just the integration of the core applications that both those companies had and continue to improve upon the value that those companies are delivering into TMC clients, but we think that they can have a material contribution over the long term into the Concur T&E Cloud platform, because the elements of that will be integrated into the T&E Cloud platform and we’ll start to address some of the comments that Raj spoke about in his prepared remarks relative to an open platform, open set of data architectures that people can add value on top of.

Samad S. Samana Analyst, FBR Capital Markets	Q

Okay, great. Thanks, Steve.

Steve Singh Chairman & Chief Executive Officer, Concur Technologies, Inc.	A

Thank you.

Concur Technologies, Inc. (CNQR)	Corrected Transcript
Q1 2014 Earnings Call	29-Jan-2014

Operator: Our next question comes from Michael Huang with Needham & Company. Your line is open.

Mike S. Huang	Q

Analyst, Needham & Co. LLC

Thanks very much. Hey, guys. Just a quick question for you.

Steve Singh	A

Chairman & Chief Executive Officer, Concur Technologies, Inc.

Hey, Michael.

Mike S. Huang	Q

Analyst, Needham & Co. LLC

So, you had talked about some strength that you’re seeing in the SMB segment. I was wondering if you could share some thoughts on how Concurforce is doing. Is that a driver in that segment or is it all Concur B reeze? Maybe you could just give us some sense for kind of how those product areas are doing. Thanks.

Steve Singh	A

Chairman & Chief Executive Officer, Concur Technologies, Inc.

Sure. Look, the real growth in the SMB segment continues to be today what it was in the last couple years, which is the standard Concur travel and expense services. We certainly have different flavors of implementation around that. But the implementation model that we deploy in the SMB segment, that we have been deploying in the SMB segment over the last several years continues to be the primary set of services we’re delivering into the SMB market. Concurforce continues to do well, but make no mistake about it. It’s our standard Concur travel and expense offering that’s driving the adoption, driving the customer curve within the SMB segment.

Mike S. Huang	Q

Analyst, Needham & Co. LLC

Thank you.

Operator: Our next question comes from Karl Keirstead with Deutsche Bank. Your line is open.

Steve Singh	A

Chairman & Chief Executive Officer, Concur Technologies, Inc.

Hi, Karl.

Jobin G. Mathew	Q

Analyst, Deutsche Bank Securities, Inc.

Hey, Steve. It’s actually Jobin Mathew on behalf of Karl. Congrats on the quarter. I just had a follow -up question on the government business. So obviously, last quarter you guys updated us that you guys have signed 70% of the opportunity. Is there any meaningful update to that number? And also, when you say that you signed 10 customers, are these among the larger customers that are out there? In other words, are these customers that contribute maybe a bigger share of the 70% opportunity that you had at the end of fiscal 2013?

Concur Technologies, Inc. (CNQR)	Corrected Transcript
Q1 2014 Earnings Call	29-Jan-2014

Steve Singh	A

Chairman & Chief Executive Officer, Concur Technologies, Inc.

Sure. I think you got a couple of the metrics crossed. Let me see if I can’t bring some clarity to that. There is no meaningful update to that 70% plus of the transactional volume that we signed in fiscal 2013. As we said in the last couple calls, you should expect the remaining 30% to take a little bit of time before decisions are made around that.

On the 10 number you referenced, it’s really not related to the 70% of the transactional volume. What I’m saying is that we have 10 agencies that are either in pilot mode or in live production mode. And I’m not going to speak to today which one of those agencies that represents as a mix of small and large. But we’re really happy with the fact that in a relatively modest period of time certainly compared to ETS1 deployments that we’re seeing real traction on getting our agency customers in pilot and live production mode. And on top of that, frankly, every one of the customers that we signed in the first year of the contract is in some stage of implementation today.

Jobin G. Mathew	Q

Analyst, Deutsche Bank Securities, Inc.

Got it. Thank you.

Operator: Our next question comes from Ross MacMillan with Jefferies. Your line is open.

Ross MacMillan	Q

Analyst, Jefferies LLC

Thanks a lot and congrats on the quarter from me as well. I just had a question actually on the gross margin progression that you have seen over the last couple quarters. I think you made a comment on it regarding the impact from the acquisitions of TRX and GDSX. Is that solely the answer or is there anything else happening in the core Concur revenue mix, perhaps around full services as you, for example, address the big opportunity in ETS2 or elsewhere? Thanks.

Steve Singh	A

Chairman & Chief Executive Officer, Concur Technologies, Inc.

No, Ross, and Frank can chime in, if he needs to, on this. But that’s it. It’s just – I wouldn’t read too much into that margin downturn. It’s pretty modest, honestly. We’re certainly investing, as we always do, right. In the beginning of each year – we tend to invest a little bit more aggressively in the beginning of the year in anticipation of bookings growth. And so there’s nothing outside of kind of a normal pattern of business growth, plus a little bit of the impact of, frankly, cost structure that has a modest kind of support around revenue.

Ross MacMillan	Q

Analyst, Jefferies LLC

Thank you.

Operator: And we have no more questions in queue. I’ll turn it back to Mr. Singh for closing remarks.

Steve Singh

Chairman & Chief Executive Officer, Concur Technologies, Inc.

Concur Technologies, Inc. (CNQR)	Corrected Transcript
Q1 2014 Earnings Call	29-Jan-2014

All right. Well, John and Frank and I and Todd and Raj want to thank all of you for joining us today. We look forward to updating you on the progress of our company at the next earnings call in April. Thanks so much, everybody. We’ll talk soon.

Operator: Ladies and gentlemen, thank you for participating. You may all disconnect. Have a good day.

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